Exhibit 10.2D

Amendment No. 3 to the

XOMA LTD.

RESTRICTED SHARE PLAN

Effective May 23, 2006 and pursuant to Board action, the XOMA Ltd. Restricted Share Plan (the “Plan”) is hereby amended as follows:

1.	Section 5(a) of Article I of the Plan is amended to read as follows:

(a) The shares issuable under the Plan shall be shares of the Company’s authorized but unissued common shares (“Common Shares”). The maximum number of shares issuable over the term of the Plan shall not exceed 2,250,000 shares, subject to adjustment as provided in Section 5(c) of this Article I. In no event, however, shall more than 14,600,000 shares (subject to adjustment under Section 5(c) of this Article I) be issued in the aggregate over the term of this Plan and the Company’s 1981 Share Option Plan (“1981 Plan”).

2.	The following sentence is added at the end of Section 4(a) of Article IV:

Amendments to the Plan were adopted by the Board and approved by the Company’s shareholders on May 23, 2006 to increase the number of shares issuable under the Plan and to eliminate the provisions that permit a discount to the fair market price of the common shares on the date of issuance or grant.

The terms of the options granted to employees of the Company from and after January 1, 2005 under the Plan are hereby amended as follows:

1.	Sections 2(a) and 2(b) of Article I of the Plan is amended to read as follows:

(a) The Plan shall be divided into two separate components: the Option Grant Program specified in Article II and the Share Issuance Program specified in Article III. Under the Option Grant Program, eligible individuals may be granted options to purchase Common Shares of the Company 100% of the fair market value of such shares on the grant date.

(b) The Share Issuance Program shall allow eligible individuals to acquire Common Shares of the Company either through direct purchases or upon the exercise of option grants. Such shares may be purchased at 100% of their fair market value on the issue date (for direct issuances) or 100% of such fair market value on the option grant date (for shares acquired upon the exercise of granted options). The purchased shares may be issued as fully-vested shares or as shares which are to vest over time. Issuances may be effected either through direct purchases or upon the exercise of option grants. Any or all of the issued shares may be subject to a permanent right of first refusal binding all holders of the shares to offer such shares for sale to the Company at a formula price prior to any sale or other disposition to a third party. The fair market value of shares subject to such first refusal rights shall be appropriately discounted to reflect this non-

lapse restriction.

2.	Section 1(a)(1) of Article II of the Plan is amended to read as follows:

(a) Option Price

(1) Subject to the provisions of Section (a)(2) below, the option price per share shall be fixed by the Plan Administrator but in no event shall it be less than one hundred percent (100%) of the fair market value per Common Share on the date of the option grant.

3.	Section 1(a)(1) of Article III of the Plan is amended to read as follows:

(a) Share Price

(1) The purchase price per share shall be fixed by the Plan Administrator, but in no event shall it be less than one hundred percent (100%) of the fair market value per Common Share on the date of issuance (or, if an option is utilized, on the grant date of such option). However, if the individual to whom the share issuance is made is at such time a 10% Shareholder (as defined in Article II, Section 1(a)(2)), then the purchase price per share shall not be less than one hundred ten percent (110%) of the fair market value per Common Share on the date of issuance (or, if an option is utilized, on the grant date of such option). Fair market value shall be determined in accordance with Article II, Section (1)(a)(4); provided, however, if any shares issued under the Plan are subject to the permanent right of first refusal of the Company or its assigns under subsection 1(d) below, then the fair market value shall be appropriately adjusted to reflect the effect of such non-lapse restriction.